Exhibit 10.5

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Agreement, made and entered into as of 21st of February, 2015 by and between THE PROVIDENT BANK, a state-chartered savings bank organized and existing under the laws of The Commonwealth of Massachusetts (the “Bank”), Provident Bancorp, Inc. (the “Company”), Provident Bancorp (the “MHC”) and DAVID P. MANSFIELD, a key employee and executive of the Bank (the “Executive”), amends and restates in its entirety the Supplemental Executive Retirement Agreement originally dated as of December 27, 2002, and restated as of June 17, 2004, December 10, 2007, and December 8, 2010, and as subsequently amended as of December 14, 2011, and June 24, 2013.

WITNESSETH.

WHEREAS, the Executive is a valuable, key employee of the Bank, serving the Bank as its Chief Executive Officer; and

WHEREAS, because of the Executive’s experience, knowledge of the affairs of the Bank, and reputation and contacts in the banking industry, the Bank deems the Executive’s continued employment with the Bank important for its future growth; and

WHEREAS, it is the desire of the Bank and in its best interest that the Executive’s services be retained; and

WHEREAS, in order to induce the Executive to continue in the employ of the Bank, the Bank has previously entered into this arrangement to provide the Executive or his beneficiaries with certain benefits in accordance with the terms and conditions hereinafter set forth; and

WHEREAS, the parties have agreed to amend and restate the agreement in its entirety.

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future, as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE 1

DEFINITIONS

1.1           Actuarial Equivalent shall mean a benefit of equivalent value to the benefit, computed on the basis of the discount rates, mortality tables (to the extent applicable), Applicable Interest Rate(s) and other assumptions expressed under Section 417(e) of the Internal Revenue Code of 1986, as it may be amended from time to time (the “Code”). For this purpose, the Applicable Interest Rate(s) are to be determined without regard to any transition adjustments under Section 417(e)(3)(D), and using the rates published for November prior to the calendar year in which the Payment Date occurs.

1.2           Beneficiary shall mean the person or persons designated by the Executive in accordance with Section 3.2 hereof to receive benefits under this Agreement after the death of the Executive.

1.3           Benefit Percentage shall be equal to sixty-two percent (62%) multiplied by a “Time at Bank Factor.” The Time at Bank Factor shall equal 4.76% for each full year of service with the Bank from the Executive’s date of hire (April 23, 2001) (with any calendar year in which the Executive is employed by the Bank for six months or more counted as a full year of service). In the event of (i) the Executive’s death prior to his Separation from Service, (ii) the Executive’s Disability or (iii) a Change in

Control, the Time at Bank Factor shall equal one (1), regardless of the Executive’s years of service with the Bank.

1.4           Calendar Year shall mean a calendar year from January 1 to December 31.

1.5           Change in Control. For purposes of this Agreement, Change in Control shall mean a change in control of the Bank or the Company, as defined in Section 409A of the Code, and the regulations promulgated thereunder, including the following:

1.5.1           Change in ownership: A change in ownership of the Bank of the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company; or

1.5.2           Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the Bank or the Company; or (ii) a majority of the Bank’s or the Company’s Board of Directors is replaced during any twelve (12)-month period by individuals whose appointment or election is not endorsed in advance by a majority of the Bank’s or the Company’s Board of Directors, or

1.5.3           Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank’s or the Company’s assets occurs if, in a twelve (12)-month period, any one person or more than one person acting as a group acquires assets from the Bank or the Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank’s or the Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Bank’s or the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Notwithstanding anything herein to the contrary, conversion of the Bank’s mutual holding company to stock form or the issuance of common stock by the Company shall not be deemed to be a Change in Control nor shall any subsequent “second-step” conversion and stock issuance be deemed to be a Change in Control for purposes of this Agreement.

1.6           Compensation shall mean all compensation reported on the Executive’s Form W-2 (wages, tips, other compensation box) for a Calendar Year, including, but not limited to, any bonuses actually paid by the Bank to the Executive during the Calendar Year, but adding thereto any amount which is contributed by the Bank on the Executive’s behalf pursuant to a salary reduction agreement and which is not includable in the Executive’s gross income under Sections 125, 132(f) or 401(e)(3) of the Code, and excluding therefrom any payout from The Provident Bank Long Term Incentive Plan (Phantom Stock Plan), any taxable employee benefits of any kind (e.g., reimbursements of moving and relocation expenses; insurance premiums; automobile, health, medical, and dental expenses; the cost of group-term life insurance; compensation arising from the exercise of a nonqualified stock option or from a stock grant; and any fringe benefit which is not excluded from gross income under Section 132 of the Code) and excluding further any extraordinary, one-time payments made to the Executive in 2015.

1.7           Final Average Compensation shall mean the average of the Compensation of the Executive for the three (3) consecutive Calendar Years during his final ten (10) Calendar Years of employment with the Bank during which his Compensation was the highest. For purposes of determining the Executive’s Compensation for any partial year under this Section 1.7, the amounts actually paid to or

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contributed on behalf of the Executive shall be annualized to determine the amount that would have been paid had the Executive been employed by the Bank for the entire Calendar Year.

1.8         Good Reason shall mean the following events but only if they shall occur within three years following a Change in Control:

1.8.1           The failure of the Board of Directors of the Bank (the “Board of Directors”) or its successor to elect the Executive to the office held as of the date of this Agreement, or to such other office(s) in which the Executive is then serving at the mutual agreement of the Executive and the Bank or to continue the Executive in such office; or

1.8.2           A reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; or

1.8.3           A material breach by the Bank or its successor of any of the provisions of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from the Executive to the Bank specifying the nature of such failure or breach; or

1.8.4           The failure of the Bank to obtain a satisfactory agreement from any successor thereof to assume and agree to perform this Agreement.

1.8.5           The failure by the Bank to continue to provide the Executive with benefits substantially similar to those available to the Executive under any of the life insurance, medical, health and accident, or disability plans or any other material benefit plans in which the Executive was participating at the time of the Change in Control, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits, or the failure by the Bank to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of employment with the Bank in accordance with the normal vacation policies in effect at the time of the Change in Control; or

1.8.6           A reasonable determination by the Executive that, as a result of a Change in Control, he is unable to exercise the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to such Change in Control.

1.9         Insurance Policy means such insurance policy or policies (if any) as the Bank, in its sole and absolute discretion, may choose to purchase to fund some or all of the benefits payable hereunder.

1.10       Normal Retirement Age shall mean the date on which the Executive attains age sixty-two (62).

1.11       Payment Date shall mean the date of Executive’s Separation from Service as defined at Section 1.13 or the date of the Executive’s death upon Executive’s Disability (as defined at Section 2.4.1), the Payment Date shall be the date upon which the Executive attains age sixty-two (62) as provided for in Section 2.4 of the Plan.

1.12       Rabbi Trust means such unfunded and unsecured trust or trusts (if any), established in conformity with the requirements of Internal Revenue Service Revenue Procedure 92-64, 1992-2 C.B. 422, as the Bank, in its sole and absolute discretion, may choose to establish to fund some or all of the benefits payable hereunder.

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1.13       Separation from Service shall mean any termination of the Executive’s employment with the Bank pursuant to which the level of services provided by the Executive to the Bank (whether as an employee or as a consultant) is permanently reduced to a level of services that is 49% or less than the services provided in the immediately preceding 36 months and with respect for which the Bank and Executive reasonably anticipate that a significant reduction in the Executive’s services will lead to a cessation of services or a reduction to less than 20% of the Executive’s previous level of services. This definition is intended to comply with the definition of Separation from Service in Section 409A of the Code and the regulations issued thereunder.

1.14       Specially-Defined Cause shall have the meaning defined in Section 2.8.1.

1.15       Specified Employee means an individual who also satisfies the definition of “key employee” as that term is defined in Code Section 416(i) (without regard to paragraph (5) thereof). In the event Executive is a Specified Employee, no distribution shall be made to Executive upon Separation from Service (other than due to death or Disability) prior to the date which is six (6) months following Separation from Service.

1.16        Terminating Event shall mean any of the following:

1.16.1         Separation from Service due to termination by the Bank of the Executive’s employment for any reason whatsoever other than (i) the Executive’s death or (ii) for “Specially-Defined Cause” (as such term is defined in, and in accordance with the procedures set forth in, Section 2.8.1), or

1.16.2         Separation from Service due to resignation of the Executive from the employ of the Bank for Good Reason, while the Executive is not receiving payments or benefits from the Bank by reason of the Executive’s Disability.

1.17        Vested Percentage.

1.17.1         Except as otherwise provided in Section 1.17.2, the Vested Percentage shall be 100%.

1.17.2         Notwithstanding the provisions of Section 1.17.1, the following rule shall govern the determination of the Vested Percentage in the circumstance described below:

A. The Vested Percentage shall be zero if the Executive’s employment with the Bank terminates for Specially-Defined Cause.

1.18      Yearly Benefit Amount shall mean an annual supplemental retirement benefit in an amount determined by:

1.18.1         multiplying (i) the Benefit Percentage times (ii) the Executive’s Final Average Compensation (determined as of the date of Separation from Service); and

1.18.2         then, multiplying such result by the Vested Percentage.

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ARTICLE 2

BENEFITS

2.1           Calculation of Benefit and Timing of Payment. Upon Separation from Service (other than for “Specially-Defined Cause,” as such term is defined in Section 2.8.1), the Executive shall be entitled to be paid a “Retirement Benefit” under this Agreement, calculated pursuant to Section 2.2 and, as applicable, Section 2.3 in the case of Separation from Service following a Change in Control, Section 2.4 in the event of Disability, or Sections 2.5 or 2.6 as applicable in the event of death. In each case, the Retirement Benefit shall be paid in a lump sum payment not later than 30 days after the Payment Date.

2.2          Retirement Benefit. The Retirement Benefit payment shall be a lump sum payment that is the Actuarial Equivalent of a twenty year stream of annual payments, each payment equal to the Yearly Benefit Amount. For purposes of calculating such Actuarial Equivalent, the stream of payments shall be assumed to commence upon the later of the date of Separation from Service or Normal Retirement Age in order to appropriately adjust such benefit for the time value of money in the event that the benefit is paid prior to the Normal Retirement Age. The Actuarial Equivalent of such stream of payments shall be determined as of the Payment Date.

2.3           Benefits Upon Change in Control. If within three years following a Change in Control of the Bank a Terminating Event occurs with respect to the Executive, the Executive shall be entitled to a Retirement Benefit pursuant to Section 2.2 calculated as if (i) the Executive had remained employed by the Bank until the age of sixty-two (62), and (ii) the Executive’s Compensation had increased 5% each year from the date of such Terminating Event until the age of sixty-two (62).

2.4           Disability. In the event that the Executive shall become “Disabled” (as defined below) while in the employ of the Bank and prior to his attaining age sixty-two (62), the Executive shall be entitled to a Retirement Benefit pursuant to Section 2.2 calculated as if (i) the Executive had remained employed by the Bank until the age of sixty-two (62), and (ii) the Executive’s Compensation had increased 4.5% each year from the date of Disability until the age of sixty-two (62). Such payments shall be in addition to any payments otherwise payable to the Executive as a result of disability under any other plans or agreements in effect from time to time.

2.4.1           The Executive shall be considered to be “Disabled” (and to have a “Disability”), within the meaning of this Agreement and in accordance with Section 409A(a)(2)(c) of the Code and any regulations or other Internal Revenue Service guidance promulgated thereunder, when the Bank in its sole and absolute discretion has determined that the Executive is totally and permanently disable because the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or the Executive by reason of any medically determinable physical or mental impairment that can be expected to result in death. The Bank may, but is not required to, delegate its determination of whether the Executive is Disabled to its long term disability insurance policy carrier, if any, or to any other third-party.

2.4.2           For purposes of the accrual of benefits under this Agreement, time spent on Disability shall be deemed to be time spent as an employee of the Bank. If the Executive recovers from his Disability and returns to the employ of the Bank, upon his subsequent Separation from Service, he shall be entitled to such retirement or termination benefits as he has accrued during his employment at the Bank, including time before, during and after his Disability.

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2.5           Death Prior to Termination of Employment. If the Executive should die prior to Separation from Service, the Executive’s Beneficiary shall be entitled to receive a Retirement Benefit, calculated as if (i) the Executive had remained employed by the Bank until the age of sixty-two (62), and (ii) the Executive’s Compensation had increased 4.5% each year from the date of death until the age of sixty-two (62), and (iii) the stream of payments described in Section 2.2 is assumed to commence upon the Executive’s date of death. Payment made under this Section 2.5 shall be in lieu of and in complete substitution for any other benefits otherwise payable under this Agreement.

2.6           Death After Termination of Employment. Upon the death of the Executive after Separation of Service, the Executive’s Beneficiaries shall not be entitled to receive any benefit under this agreement unless: (i) the Executive’s death occurred prior to payment of his lump sum Retirement Benefit (in which case the Beneficiaries shall be entitled to receive such lump sum payment); or (ii) the Executive had elected an optional form of payment pursuant to Section 3.1 which provides for payment after his death (in which case the Beneficiaries shall be entitled to payment pursuant to the terms of such optional form of payment).

2.7           No Benefits Upon Discharge for Specially-Defined Cause. Should the Executive be discharged for Specially-Defined Cause in accordance with the procedures set forth in Section 2.8 at any time (before or after his Normal Retirement Age), all Benefits under Section 2 of this Agreement shall be forfeited. If a dispute arises as to whether the Executive was discharged for “Specially-Defined Cause”, such dispute shall be resolved by arbitration as set forth in Section 3.11 of this Agreement.

2.8           Discharge for Specially-Defined Cause.

2.8.1           Specially-Defined Cause. For purposes of this Agreement, the term “Specially-Defined Cause” shall mean (i) the Executive’s deliberate dishonesty with respect to the Bank or any subsidiary or affiliate thereof; or (ii) conviction of a crime related to banking activity or moral turpitude; or (iii) gross and willful failure to perform (other than on account of a medically determinable disability which renders the Executive incapable of performing such services) a substantial portion of the Executive’s duties and responsibilities as an officer of the Bank, which failure continues for more than thirty (30) days after written notice given to the Executive pursuant to a two-thirds (2/3) vote of all of the members of the Board of Directors then in office, such vote to set forth in reasonable detail the nature of such failure; or (iv) the willful engaging by the Executive in illegal or gross misconduct which is materially and demonstrably injurious to the Bank or the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or a senior officer of the Bank, or based upon the advice of counsel for the Bank, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank. Notwithstanding the foregoing, the Executive shall not be deemed to have been discharged for “Specially-Defined Cause” unless and until there shall have been delivered to him a copy of a certification by the Clerk of the Bank that two-thirds (2/3) of the entire Board of Directors found in good faith that the Executive was guilty of conduct which is deemed to be Specially-Defined Cause as defined in this Section 2.8 and specifying in particulars thereof, after reasonable notice to the Executive setting forth in reasonable detail the nature of such Specially-Defined Cause and an opportunity for him together with his counsel, to be heard before the Board of Directors in accordance with the provisions of Section 2.8.2.

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2.8.2 Board of Directors Termination Procedure. In each case, in determining Specially-Defined Cause, the alleged acts or omissions of the Executive shall be measured against standards prevailing in the banking industry generally, and the ultimate existence of Specially-Defined Cause must be confirmed by not less than two-thirds (2/3) of the Board of Directors at a meeting prior to any termination or within thirty (30) days following any termination therefor; provided, however, that it shall be the Bank’s burden to prove the alleged facts and omissions and the prevailing nature of the standards of the Bank shall have alleged are violated by such acts and/or omissions of the Executive. In the event of such a confirmation by two-thirds (2/3) or more of the Board of Directors, the Bank shall notify the Executive that the Bank intends to terminate or has terminated the Executive’s employment for Specially-Defined Cause under this Section 2.8 (the “Confirmation Notice”) and that no payment under this Agreement shall be made. The Confirmation Notice shall specify the acts or omissions upon the basis of which the Board of Directors has confirmed the existence of Specially-Defined Cause and must be delivered to the Executive within ninety (90) days after a majority of the Board of Directors (excluding, if applicable, the Executive) has actual knowledge of the events giving rise to such proposed or after actual termination. If the Executive notifies the Bank in writing (the “Opportunity Notice”) within thirty (30) days after the Executive has received the Confirmation Notice, the Executive (together with counsel) shall be provided one opportunity to meet with the Board of Directors (or a sufficient quorum thereof) to discuss such acts or omissions. Such meeting shall take place at the principal offices of the Bank or such other location as agreed to by the Executive and the Bank. If the Executive has not already been terminated, during the period commencing on the date the Bank receives the Opportunity Notice and ending on the date next succeeding the date on which such meeting between the Board of Directors (or a sufficient quorum thereof) and the Executive is scheduled to occur and notwithstanding anything to the contrary in this Agreement, the Executive shall be suspended from employment with the Bank (with pay to the extent not prohibited by applicable law), and the Board of Directors may, during such suspension period, reasonably limit the Executive’s access to the principal offices of the Bank or any of its assets. If the Board of Directors properly sets the date of such meeting and if the Board of Directors (or a sufficient quorum thereof) attends such meeting and in good faith does not rescind its confirmation of Specially-Defined Cause at such meeting or if the Executive fails to attend such meeting for any reason, the Executive’s employment by the Bank shall, immediately upon the closing of such meeting and the delivery to the Executive of the notice of termination, be terminated for Specially-Defined Cause. If the Executive does not respond in writing to the Confirmation Notice in the manner and within the time period specified in this Section 2.8.2, the Executive’s employment with the Bank shall, on the thirty-first (31st) day after the receipt by the Executive of the Confirmation Notice, be terminated for Specially-Defined Cause under this Section 2.8.

2.8.3 No Limitation on Authority of Board of Directors. As is provided in Section 3.14, nothing contained in this Agreement (and nothing contained in this Section 2.8) shall in any way limit the right of the Bank to discharge the Executive with or without Specially-Defined Cause or to limit the access of the Executive to the premises or assets of the Bank.

ARTICLE 3

ADDITIONAL PROVISIONS

3.1           Alternative Forms of Benefit Payment. In lieu of the lump sum Retirement Benefit provided in Part 2, upon request the Executive may obtain an optional form of payment that is the Actuarial Equivalent of such lump sum payment; provided that such request complies with the provisions of Section 409A of the Code and any regulations or other Internal Revenue Service guidance promulgated thereunder. Acceptable forms of payment presently include:

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(i)       Life Annuity, or

(ii)      Joint and 50% Survivor Annuity or Joint and 100% Survivor Annuity

The Executive shall have the right within thirty (30) days upon becoming subject to the Plan to elect the form of payment in which his Benefit is to be paid. Prior to the Payment Date, the Executive may change the form of payment he has elected, provided, however, that such change must conform with the provisions of this Agreement and with any applicable requirements of Section 409A of the Code (and any other applicable tax law regarding deferral of income or avoidance of constructive receipt). Pursuant to Treasury Regulation Section 1.409A-2(b)(1), all such changes (other than those from one form of life annuity to an actuarially-equivalent form of life annuity) must be made at least one year before the Payment Date and must extend the Payment Date for an additional period of at least five (5) years (which means that payment of the benefit under this Agreement shall be made or commence on a date that is at least five years after the Payment Date).

3.2         Beneficiary Designation Procedure. The Executive may designate one or more Beneficiaries to receive specified percentages of any death benefit payments to be paid hereunder. The Executive shall designate any such Beneficiaries in writing and shall submit such writing to the Treasurer of the Bank. Only designated Beneficiaries alive at the Executive’s death shall be entitled to share in the benefit payments. Absent a contrary specification by the Executive in writing submitted to the Treasurer of the Bank, each Beneficiary alive at the Executive’s death (or, in the case of the Beneficiary’s death after the Executive’s death, the Beneficiary’s estate) shall share equally in death benefit payments. If no designated Beneficiary is alive at the Executive’s death, his surviving spouse shall be entitled to all death benefit payments. If the Executive dies leaving neither a designated Beneficiary nor a surviving spouse, his estate shall be entitled to any death benefit payments. Except to the extent specifically provided in this Section 3.2, the Executive may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right title or interest in an Insurance Policy nor any rights, options, privileges or duties created under this Agreement.

3.3         Assistance in Purchase of Life Insurance. If the Bank elects to invest in an Insurance Policy or to establish a Rabbi Trust to fund the benefits hereunder, the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities or to establish such trust. It is agreed and understood, however, that the Bank is under no obligation to fund the benefits payable under this Agreement with any form of insurance or Rabbi Trust.

3.4         Alienability and Assignment Prohibition. Neither the Executive, his surviving spouse nor any other Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any Beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

3.5         Binding Obligation of Bank and any Successor in Interest. This Agreement shall bind the Executive and the Bank, their heirs, successors, personal representatives and assigns. The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. Upon the occurrence

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of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such successor or survivor organization.

3.6         Amendment. During the 1ifetime of the Executive, this Agreement may be amended only with the mutual written assent of the Executive and the Bank.

3.7         General. The benefits provided by the Bank to the Executive pursuant to this Agreement are in the nature of a fringe benefit and shall in no event be construed to affect or limit the Executive’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits, or his right to participate in or be covered by any qualified or non- qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan.

3.8         Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

3.9         Named Fiduciary and Plan Administrator. The “Named Fiduciary and Plan Administrator” of this Agreement shall be The Provident Bank until its removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management control and administration of the benefits to be provided under this Agreement. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

3.10         Claims Procedure. In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within sixty (60) days from the date payments are refused. The Plan Administrator shall review the written claim and, if the claim is denied, in whole or in part, it shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim (“Denial Notice”). Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed to have been denied if the Plan Administrator fails to take any action within the aforesaid sixty (60) day period.

If claimants desire a second review, they shall notify the Plan Administrator in writing within ninety (90) days of the mailing of the Denial Notice. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

3.11         Arbitration. Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures:

3.11.1      The parties agree to submit any dispute to final and binding arbitration administered by the American Arbitration Association (the “AAA”), pursuant to the Commercial

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Arbitration Rules of the AAA as in effect at the time of submission. The arbitration shall be held in Boston, Massachusetts before a single neutral, independent, and impartial arbitrator (the “Arbitrator”).

3.11.2      Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator within thirty (30) days after the submission to AAA for binding arbitration. The arbitration hearings shall commence within fifteen (15) days after the selection of the Arbitrator. Each party shall be limited to two (2) pre- hearing depositions each lasting no longer than two (2) hours. The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date. Each party shall have no longer than three (3) hours to present its position, and the entire proceedings before the Arbitrator shall be on no more than two (2) hearing days within a two (2) week period. The award shall be made no more than ten (10) days following the close of the proceeding. The Arbitrator’s award shall not include consequential, exemplary, or punitive damages. The Arbitrator’s award shall be a final and binding determination of the dispute and sha11 be fully enforceable in any court of competent jurisdiction. Except in a proceeding to enforce the results of the arbitration, neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

3.12         Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written. This Agreement specifically supersedes and replaces the previous agreement in its entirety.

3.13         Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The recitals hereto constitute an integral part of this Agreement. The headings and subheadings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words ‘‘include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words ‘‘without limitation.” The phrases “the date of this Agreement”, “the date hereof’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

3.14         Employment. No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Bank to discharge the Executive with or without Specially-Defined Cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily terminate his employment at any time.

The benefits provided by this Agreement are not part of any salary reduction plan or any arrangement deferring a bonus or salary increase. The Executive has no option to take any current payment or bonus in lieu of these benefits.

3.15         Communications. All notices and other communications hereunder shall be in writing and shal1 given by hand, sent by facsimile transmission with confirmation of receipt requested, sent via a reputable overnight courier service with continuation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at their respective addresses set

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forth below (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Bank:

The Provident Bank

5 Market Street

P.O. Box 37

Amesbury, Massachusetts 01913-2408

Attention: Chief Financial Officer

To the Executive:

David P. Mansfield

[address omitted]

3.16         Service with Affiliates. For purposes of this Agreement, including without limitation for purposes of determining the Executive’s eligibility for and the amount of any Retirement Benefit payable under the Agreement and whether the Executive had a Separation from Service, all periods of employment by the Executive with the Company and the MHC, and amounts payable to the Executive with respect to such employment, shall be deemed to constitute service with and payment by the Bank.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal, as of the date first written above.

THE PROVIDENT BANK

/s/ Beverly Ledoux	/s/ Charles R. Cullen
Witness	By: Charles R. Cullen
Title: Chairman of the Board

PROVIDENT BANCORP, INC.

/s/ Beverly Ledoux	/s/ Charles R. Cullen
Witness	By: Charles R. Cullen
Title: Chairman of the Board

PROVIDENT BANCORP

/s/ Beverly Ledoux	/s/ Charles R. Cullen
Witness	By: Charles R. Cullen
Title: Chairman of the Board

EXECUTIVE

/s/ Beverly Ledoux	/s/ David P. Mansfield
Witness	David P. Mansfield

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